Exhibit 99.1

CERTAIN CLOSED-END FUNDS ADVISED BY LEGG MASON PARTNERS FUND ADVISOR,

LLC ANNOUNCE APPOINTMENT OF NEW DIRECTOR

New York – (Business Wire) – December 23, 2014

ClearBridge American Energy MLP Fund Inc. (NYSE: CBA),

ClearBridge Energy MLP Fund Inc. (NYSE: CEM),

ClearBridge Energy MLP Opportunity Fund Inc. (NYSE: EMO),

ClearBridge Energy MLP Total Return Fund Inc. (NYSE: CTR),

Legg Mason BW Global Income Opportunities Fund Inc. (NYSE: BWG),

LMP Capital and Income Fund Inc. (NYSE: SCD),

LMP Corporate Loan Fund Inc. (NYSE: TLI),

LMP Real Estate Income Fund Inc. (NYSE: RIT),

Permal Hedge Strategies Fund I,

Permal Hedge Strategies Fund II,

Permal Hedge Strategies Portfolio,

Western Asset Emerging Markets Debt Fund Inc. (NYSE: ESD),

Western Asset Emerging Markets Income Fund Inc. (NYSE: EMD),

Western Asset Global Corporate Defined Opportunity Fund Inc. (NYSE: GDO),

Western Asset Global High Income Fund Inc. (NYSE: EHI),

Western Asset Global Partners Income Fund Inc. (NYSE: GDF),

Western Asset High Income Fund II Inc. (NYSE: HIX),

Western Asset High Income Opportunity Fund Inc. (NYSE: HIO),

Western Asset High Yield Defined Opportunity Fund Inc. (NYSE: HYI),

Western Asset Intermediate Muni Fund Inc. (NYSE: SBI),

Western Asset Investment Grade Defined Opportunity Trust Inc. (NYSE: IGI),

Western Asset Managed High Income Fund Inc. (NYSE: MHY),

Western Asset Managed Municipals Fund Inc. (NYSE: MMU),

Western Asset Middle Market Debt Fund Inc.,

Western Asset Middle Market Income Inc.,

Western Asset Mortgage Defined Opportunity Fund Inc. (NYSE: DMO),

Western Asset Municipal Defined Opportunity Trust Inc. (NYSE: MTT),

Western Asset Municipal High Income Fund Inc. (NYSE: MHF),

Western Asset Municipal Partners Fund Inc. (NYSE: MNP),

Western Asset Variable Rate Strategic Fund Inc. (NYSE: GFY), and

Western Asset Worldwide Income Fund Inc. (NYSE: SBW), (together, the “Funds”)

The Funds, which are advised by Legg Mason Partners Fund Advisor, LLC, announced today that, effective January 1, 2015, the Board of Directors of each Fund has appointed Robert D. Agdern as a member of the Board of Directors. In addition, Mr. Agdern has been appointed to each Fund’s Nominating Committee and Audit Committee.

Since 2002, Mr. Agdern has served a Member of the Advisory Committee of the Dispute Resolution Research Center at the Kellogg Graduate School of Business, Northwestern University. Mr. Agdern served as Deputy General Counsel of BP PLC from 1999 to 2001 and Associate General Counsel at Amoco Corporation from 1993 to 1998 (Amoco merged with British Petroleum in 1998 forming BP PLC).

An investment in a Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Any data and commentary provided in this press release are for informational purposes only.

For more information, please call Investor Relations: 888-777-0102, or consult the Funds’ web site at www.lmcef.com. Hard copies of the Funds’ complete audited financial statements are available free of charge upon request.

Media Contact: Maria Rosati-(212)-805-6036, mrosati@leggmason.com